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                                                                     EXHIBIT 5.1


     boston                   Latham & Watkins                     new york
    chicago                   ATTORNEYS AT LAW                 northern virginia
   frankfurt                                                     orange county
    hamburg             650 Town Center Drive, Suite 2000          san diego
   hong kong            Costa Mesa, California 92626-1925        san francisco
     london               Telephone: (714) 540-1235             silicon valley
  los angeles                 Fax: (714) 755-8290                  singapore
     moscow                        www.lw.com                        tokyo
   new jersey                                                   washington, d.c.
                              --------------------

                               September 28, 2001

                                                            FILE NO. 023596-0009

ResMed Inc.
14040 Danielson Street
Poway, CA 92064

     Re: ResMed, Inc.; Registration Statement on
         Form S-3 (Registration No. 333-_______)

Ladies and Gentlemen:

     In connection with the registration by ResMed Inc. (the "Company") of (i) $180,000,000 aggregate principal amount of 4% Convertible Notes due 2006 (the "Securities") issued pursuant to an Indenture (the "Indenture") dated June 20, 2001 between the Company and American Stock Transfer & Trust Company (the "Trustee") and (ii) such indeterminate number of shares of common stock, par value $.004 per share, of the Company, issuable upon the conversion of the Securities (the "Conversion Shares") on Form S-3 filed with the Securities and Exchange Commission on September 28, 2001 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

     In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Securities. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. We have been furnished with, and with your consent have relied upon, certificates of officers of the Company with respect to certain factual matters.

     We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect

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ResMed Inc.
September 28, 2001
Page 2

thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

     Subject to the foregoing and other qualifications set forth herein, it is our opinion that, as of the date hereof:

     1. The Securities have been duly authorized by all necessary corporate action of the Company and constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

     2. The Conversion Shares issuable as of the date hereof upon conversion of the Securities have been duly authorized, and when issued upon conversion of the Securities in accordance with the terms of the Indenture, will be validly issued, fully paid and nonasessable.

     The opinions rendered in paragraph 1 relating to the enforceability of the Securities are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy and (iv) we express no opinion concerning the enforceability of the waiver of rights or defenses contained in Section 6.12 of the Indenture.

     We have not been requested to express, and with your knowledge and consent, do not render any opinion as to the applicability to the obligations of the Company under the Indenture and the Securities under the Indenture of Section 548 of the United States Bankruptcy Code or applicable state law (including, without limitation, Article 10 of the New York Debtor and Creditor Law) relating to fraudulent transfers and obligations.

     To the extent that the obligations of the Company under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid, binding and enforceable obligation of the Trustee enforceable

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ResMed Inc.
September 28, 2001
Page 3

against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

     We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters".

                                        Very truly yours,

                                        /s/ Latham & Watkins